Exhibit 99.1

CONTACT:	Kim Rudd

Executive Assistant

(585) 784-3324

Investors and Media: Melanie Dambre

FTI Consulting

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FIRST QUARTER

FISCAL 2019 FINANCIAL RESULTS

~ First Quarter Sales Increase 6.2% to a Record $295.8 Million, Comparable Store Sales Increase 1.9% ~

~ First Quarter Diluted EPS Increases 17.0% to a Record $.62, including $.02 of One-Time Costs Related to Monro.Forward Investments ~

~ Announces Collaboration with Amazon.com to Provide Tire Installation Services ~

~ Completes Acquisition of Eight Stores and Signs Definitive Agreement to Acquire Seven Stores, Bringing Total Fiscal 2019 Year-to-Date Annualized Sales from Acquisitions to $63 Million ~

~ Increases Fiscal 2019 Sales Guidance and Reiterates EPS Guidance ~

ROCHESTER, N.Y. – July 26, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 30, 2018.

First Quarter Results

Sales for the first quarter of the fiscal year ending March 30, 2019 (“fiscal 2019”) increased 6.2% to $295.8 million, as compared to $278.5 million for the first quarter of the fiscal year ended March 31, 2018 (“fiscal 2018”). The total sales increase for the first quarter of $17.3 million was due to sales from new stores of $14.4 million, including sales from recent acquisitions of $9.7 million, and a comparable store sales increase of 1.9%, as compared to an increase of 1.4% in the prior year period. Comparable store sales increased approximately 7% for brakes, 2% for both tires and front end/shocks, and decreased approximately 1% for both maintenance services and alignments.

Gross margin decreased 90 basis points to 39.6% in the first quarter of fiscal 2019 from 40.5% in the prior year period, primarily due to the impact of sales mix from the Free Service Tire acquisition, higher material costs as a percentage of sales related to sales price and mix in the brake category, and higher labor costs related to the Company’s initiative to optimize its store staffing model, which should normalize as the initiative ramps up through fiscal 2019. Total operating expenses increased by $5.1 million to $84.2 million, or 28.5% of sales, as compared to $79.1 million, or 28.4% of sales in the prior year period. Operating expenses for the first quarter included $1.6 million in costs related to the Company’s Monro.Forward initiatives, of which $.8 million were one-time in nature. The remaining year-over-year dollar increase represents expenses from 45 net new stores.

Operating income for the first quarter of fiscal 2019 was $33.1 million, or 11.2% of sales, as compared to $33.7 million, or 12.1% of sales in the prior year period. Interest expense was $6.6 million for the first quarter of fiscal 2019 as compared to $5.7 million for the first quarter of fiscal 2018.

Net income for the first quarter of fiscal 2019 was $20.6 million, as compared to $17.6 million in the same period of the prior year. Diluted earnings per share for the first quarter of fiscal 2019 were $.62, including $.02 of one-time costs related to Monro.Forward investments. This compares to diluted earnings per share of $.53 in the first quarter of fiscal 2018, representing a 17.0% year-over-year increase. Net income for the first quarter of fiscal 2019 reflected an effective tax rate of 22.7%, as compared to 37.2% in the prior year period. The decrease in the effective tax rate was primarily related to a reduction in the federal income tax rate as a result of the enactment of the Tax Cuts and Jobs Act.

During the first quarter of fiscal 2019, the Company opened 19 company-operated locations and closed five, ending the quarter with 1,164 company-operated stores and 98 franchised locations.

“We are off to a solid start in fiscal 2019, with sustained business momentum and robust first quarter top line performance driven by our Monro.Forward strategy. We are pleased to see this momentum continue into July as comparable store sales are up approximately 2% month-to-date. We believe the rollout of our strategy is progressing well as we make the necessary investments in key initiatives that will enable us to develop a scalable platform to drive sustainable, long-term growth. During the first quarter, we addressed our store staffing to support improved traffic trends, reached a critical milestone in the development of our omnichannel presence with our collaboration with Amazon.com, and continued to capitalize on favorable accretive acquisition opportunities,” said Brett Ponton, President and Chief Executive Officer.

Ponton continued, “Looking ahead, our expectations for fiscal 2019 remain strong, as we continue to focus on driving operational excellence and delivering a consistent 5-star experience to our customers. We firmly believe the changes we are making across our business, coupled with favorable industry tailwinds, will allow us to drive sustainable growth and long-term shareholder value.”

Acquisitions Update

The Company announced today that it has acquired eight retail locations in Missouri from Sawyer Tire Company, filling in an existing market. These locations are expected to add approximately $8 million in annualized sales, representing a sales mix of 50% service and 50% tires. The acquisition closed in the second quarter of fiscal 2019 and is expected to be breakeven to diluted earnings per share in fiscal 2019.

The Company also announced today that it has signed a definitive agreement to acquire seven locations. These locations fill in existing markets and are expected to add approximately $8 million in annualized sales, representing a sales mix of 60% service and 40% tires. The acquisition is expected to close in the second quarter and is expected to be breakeven to diluted earnings per share in fiscal 2019. On a combined basis, acquisitions completed and announced to date in fiscal 2019 represent a total of $63 million in annualized sales.

Company Outlook

Based on current sales, business and economic trends, and recently announced and completed acquisitions, the Company now anticipates fiscal 2019 sales to be in the range of $1.180 billion to $1.210 billion, an increase of 4.6% to 7.3% as compared to fiscal 2018 sales. This compares to the previous sales guidance range of $1.170 billion to $1.200 billion. Fiscal 2019 sales guidance continues to assume a comparable store sales increase of 1% to 3% on a 52-week basis.

The Company reiterates its fiscal 2019 diluted earnings per share guidance range of $2.30 to $2.40. This guidance compares to diluted earnings per share of $1.92 in fiscal 2018. The earnings per share guidance is based on 33.4 million diluted weighted average shares outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, July 26, 2018 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-800-239-9838 and using the required pass-code 6972050. A replay will be available approximately one hour after the recording through Thursday, August 9, 2018 and can be accessed by dialing 1-844-512-2921. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. The presentation slides that will be reviewed during the call will be available in the Investor Information section of the website shortly before the call begins. An archive of the webcast and earnings presentation will be available at this website through August 9, 2018.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,174 Company-operated stores, 98 franchised locations, nine wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 27 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “project,” “believe,” “could,” “may,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks related to the accuracy of the estimates and assumptions we used to reevaluate our net deferred tax assets or our estimate of the impact of the Tax Cuts and Jobs Act, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2018. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2018	2017	% Change
Sales	$295,811	$278,491	6.2%
Cost of sales, including distribution and occupancy costs	178,573	165,607	7.8%

Gross profit	117,238	112,884	3.9%
Operating, selling, general and administrative expenses	84,166	79,135	6.4%

Operating income	33,072	33,749	(2.0)%
Interest expense, net	6,580	5,742	14.6%
Other income, net	(227)	(11)	1899.4%

Income before provision for income taxes	26,719	28,018	(4.6)%
Provision for income taxes	6,075	10,433	(41.8)%

Net income	$20,644	$17,585	17.4%

Diluted earnings per share:	$.62	$.53	17.0%

Weighted average number of diluted shares outstanding	33,457	33,292
Number of stores open (at end of quarter)	1,164	1,119

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 30, 2018	March 31, 2018
Current Assets
Cash	$12,662	$1,909
Inventories	158,049	152,367
Other current assets	56,180	52,980

Total current assets	226,891	207,256
Property, plant and equipment, net	424,873	416,669
Other non-current assets	610,519	594,507

Total assets	$1,262,283	$1,218,432

Liabilities and Shareholders’ Equity
Current liabilities	$207,422	$194,005
Capital leases and financing obligations	232,625	227,220
Other long-term debt	158,040	148,068
Other long-term liabilities	19,977	20,663

Total liabilities	618,064	589,956
Total shareholders’ equity	644,219	628,476

Total liabilities and shareholders’ equity	$1,262,283	$1,218,432